Exhibit 21.1

Direct and Indirect Subsidiaries of Resource Apartment REIT III, Inc.

Resource Apartment OP III, LP

Resource Apartment Holdings III, LLC

RRE Payne Place Holdings, LLC

RRE Bay Club Holdings, LLC

RRE Tramore Village Holdings, LLC

RRE Matthews Reserve Holdings, LLC

RRE Kensington Holdings, LLC

RRE Summit Holdings, LLC

The subsidiaries listed above are all organized in the State of Delaware